Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2022 Operating Results
SAN FRANCISCO, April 28, 2022 — The Federal Home Loan Bank of San Francisco (Bank) today announced its operating results for the first quarter of 2022. Net income for the first quarter of 2022 was $78 million, a decline of $16 million compared with net income of $94 million for the first quarter of 2021.
The $16 million decrease in net income relative to the prior-year period was primarily attributable to a decrease in net interest income of $55 million, which was partially offset by an increase of $39 million in other income/(loss).
The $55 million decrease in net interest income for the first quarter of 2022 primarily reflected a net decline in average interest-earning assets of $8.6 billion, mainly a reduction in investment securities of $10.3 billion. Lower yields on interest-earning assets also decreased interest income by $11 million compared to the prior-year period, despite recent increases in interest rates on new or renewed advances. Additional drivers of the decrease to net interest income were a decrease of $7 million in net gains on designated fair value hedges and a $6 million decrease in net prepayment fee income on advances and mortgage-backed securities (MBS), from $8 million for the first quarter of 2021 to $2 million for the first quarter of 2022.
The $39 million increase in other income/(loss) for the first quarter of 2022 primarily resulted from recording $28 million in settlement proceeds as income from the final resolution on litigation of one of the Bank's private-label residential mortgage-backed securities held within a trust that has been the subject of litigation by the trustee (the Bank was not a party) since 2012. In addition, net fair value losses associated with derivatives and financial instruments carried at fair value decreased by $13 million (driven by a decrease in net fair value losses of $18 million on trading securities that matured since the first quarter of 2021).
At March 31, 2022, total assets were $56.1 billion, an increase of $2.0 billion from $54.1 billion at December 31, 2021. Advances increased by $3.2 billion, to $20.2 billion at March 31, 2022, from $17.0 billion at December 31, 2021, as demand for advances remained muted compared to prior years in response to elevated market liquidity levels. The increase in total assets was partially offset by a decrease in total investments of $1.2 billion, to $34.6 billion at March 31, 2022, from $35.8 billion at December 31, 2021. The decrease in investments primarily reflected a decline in securities purchased under agreements to resell of $2.0 billion and a decline in MBS of $1.2 billion, which was partially offset by an increase in Federal funds sold of $2.2 billion.

Accumulated other comprehensive income decreased by $149 million during the first quarter of 2022, to $182 million at March 31, 2022, from $331 million at December 31, 2021, primarily reflecting lower fair values of MBS classified as available-for-sale primarily due to the increase in market interest rates during the first quarter.
As of March 31, 2022, the Bank complied with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was steady compared to December 31, 2021, at 10.7%, exceeding the 4.0% requirement. The Bank had $6.0 billion in permanent capital at the end of the first quarter, exceeding its risk-based capital requirement of $822 million. Total retained earnings as of March 31, 2022, of $3.9 billion were consistent with the level at yearend 2021.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the first quarter of 2022 at an annualized rate of 6.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $34 million, and the Bank expects to pay the dividend on May 11, 2022.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar 31, 2022	Dec 31, 2021
Total Assets	$56,129	$54,121
Advances	20,246	17,027
Mortgage Loans Held for Portfolio, Net	914	980
Investments, Net[1]	34,629	35,768
Consolidated Obligations:
Bonds	28,702	22,716
Discount Notes	19,744	23,987
Capital Stock – Class B – Putable	2,097	2,061
Unrestricted Retained Earnings	3,183	3,124
Restricted Retained Earnings	692	708
Accumulated Other Comprehensive Income/(Loss)	182	331
Total Capital	6,154	6,224

Selected Other Data at Period End	Mar 31, 2022	Dec 31, 2021
Regulatory Capital Ratio[2]	10.65%	10.89%

	Three Months Ended
Selected Operating Results for the Period	Mar 31, 2022	Mar 31, 2021
Net Interest Income	$103	$158
Provision for/(Reversal of) Credit Losses	(3)	(6)
Other Income/(Loss)	18	(21)
Other Expense	38	39
Affordable Housing Program Assessment	8	10
Net Income/(Loss)	$78	$94

	Three Months Ended
Selected Other Data for the Period	Mar 31, 2022	Mar 31, 2021
Net Interest Margin[3]	0.78%	1.04%
Return on Average Assets	0.59	0.61
Return on Average Equity	4.91	6.04
Annualized Dividend Rate[4]	6.00	5.00
Average Equity to Average Assets Ratio	11.91	10.01

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2022, and December 31, 2021, was $6.0 billion and $5.9 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; allowance for credit losses; the impact of the COVID-19 pandemic; and the recent outbreak of hostilities in Eastern Europe. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com